UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*


WATERDROP INC.
(Name of Issuer)

Class A Ordinary Shares, $0.000005 par value per share
(Title of Class of Securities)

94132V105**
(CUSIP Number)

December 31, 2021
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to* which this Schedule is filed.
?
Rule 13d-1(b)
?
Rule 13d-1(c)
?
Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**There is no CUSIP number assigned to the Class A Ordinary
Shares. CUSIP number 94132V105 has been assigned to the American
Depositary Shares of the Issuer, which are quoted on the New
York Stock Exchange under the symbol ?WDH.? Each American
Depositary Share represents ten Class A Ordinary Share.

The information required on the remainder of this cover page shall not be deemed to be ?filed? for the purpose of Section 18 of the Securities Exchange Act of 1934 (?Act?) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







?

CUSIP
No.  94132V105
SCHEDULE 13G
Page 2 of 14 Pages


1
NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Swiss Re Ltd

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


(a)  ?
(b)  ?
3
SEC USE ONLY



4
CITIZENSHIP OR PLACE OF ORGANIZATION

Switzerland

NUMBER OF
SHARES
BENEFICIALLY
OWNED
BY EACH
REPORTING
PERSON
WITH
5
SOLE VOTING POWER

- 0 -

6
SHARED VOTING POWER

206,362,384

7
SOLE DISPOSITIVE POWER

- 0 -

8
SHARED DISPOSITIVE POWER

206,362,384
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

206,362,384

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES


?
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.44% based upon 3,206,653,701 Class A Shares stated to be outstanding as of December 31, 2021

12
TYPE OF REPORTING PERSON

CO










CUSIP
No.  94132V105
SCHEDULE 13G
Page 3 of 14 Pages


1
NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Swiss Reinsurance Company Ltd

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


(a)  ?
(b)  ?
3
SEC USE ONLY



4
CITIZENSHIP OR PLACE OF ORGANIZATION

Switzerland

NUMBER OF
SHARES
BENEFICIALLY
OWNED
BY EACH
REPORTING
PERSON
WITH
5
SOLE VOTING POWER

- 0 -

6
SHARED VOTING POWER

206,362,384

7
SOLE DISPOSITIVE POWER

- 0 -

8
SHARED DISPOSITIVE POWER

206,362,384
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

206,362,384

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES


?
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.44% based upon 3,206,653,701 Class A Shares stated to be outstanding as of December 31, 2021

12
TYPE OF REPORTING PERSON

CO









CUSIP
No.  94132V105
SCHEDULE 13G
Page 4 of 14 Pages


1
NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Swiss Re Reinsurance Holding Company Ltd

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


(a)  ?
(b)  ?
3
SEC USE ONLY



4
CITIZENSHIP OR PLACE OF ORGANIZATION

Switzerland

NUMBER OF
SHARES
BENEFICIALLY
OWNED
BY EACH
REPORTING
PERSON
WITH
5
SOLE VOTING POWER

- 0 -

6
SHARED VOTING POWER

206,362,384

7
SOLE DISPOSITIVE POWER

- 0 -

8
SHARED DISPOSITIVE POWER

206,362,384
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

206,362,384

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES


?
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.44% based upon 3,206,653,701 Class A Shares stated to be outstanding as of December 31, 2021

12
TYPE OF REPORTING PERSON

CO






?
CUSIP
No.  94132V105
SCHEDULE 13G
Page 5 of 14 Pages


1
NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Swiss Re Asia Holding Pte. Ltd

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


(a)  ?
(b)  ?
3
SEC USE ONLY



4
CITIZENSHIP OR PLACE OF ORGANIZATION

Singapore

NUMBER OF
SHARES
BENEFICIALLY
OWNED
BY EACH
REPORTING
PERSON
WITH
5
SOLE VOTING POWER

- 0 -

6
SHARED VOTING POWER

206,362,384

7
SOLE DISPOSITIVE POWER

- 0 -

8
SHARED DISPOSITIVE POWER

206,362,384
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

206,362,384

10
CHECK BCHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES


?
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.44% based upon 3,206,653,701 Class A Shares stated to be outstanding as of December 31, 2021

12
TYPE OF REPORTING PERSON

CO








 ?
CUSIP
No.  94132V105
SCHEDULE 13G
Page 6 of 14 Pages


1
NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Swiss Re Principal Investments Company Asia Pte.
Ltd

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


(a)  ?
(b)  ?
3
SEC USE ONLY



4
CITIZENSHIP OR PLACE OF ORGANIZATION

Singapore

NUMBER OF
SHARES
BENEFICIALLY
OWNED
BY EACH
REPORTING
PERSON
WITH
5
SOLE VOTING POWER

- 0 -

6
SHARED VOTING POWER

206,362,384

7
SOLE DISPOSITIVE POWER

- 0 -

8
SHARED DISPOSITIVE POWER

206,362,384
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

206,362,384

10
CHECK BCHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES


?
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.44% based upon 3,206,653,701 Class A Shares stated to be outstanding as of December 31, 2021

12
TYPE OF REPORTING PERSON

CO








 ?

CUSIP
No.  94132V105
SCHEDULE 13G
Page 7 of 14 Pages


ITEM 1.
(a)
Name of Issuer:





Waterdrop Inc.




(b)
Address of Issuer?s Principal Executive Offices:





Block C, Wangjing Science and Technology Park
No. 2 Lize Zhonger Road, Chaoyang District, Beijing
People?s Republic of China


ITEM 2.
(a)
Name of Persons Filing:





Swiss Re Ltd

Swiss Reinsurance Company Ltd

Swiss Re Reinsurance Holding Company Ltd

Swiss Re Asia Holding Pte. Ltd

Swiss Re Principal Investments Company Asia Pte. Ltd

This statement is being filed jointly by the above-listed parties (?Reporting Persons?) and relates to Shares (as defined herein) held by Swiss Re Principal
Investments Company Asia Pte. Ltd. Swiss Re Ltd owns all of the outstanding capital stock of Swiss
Reinsurance Company Ltd which in turn owns all of the outstanding capital stock of Swiss Re Reinsurance
Holding Company Ltd which in turn owns all of the outstanding capital stock of Swiss Re Asia Holding Pte.
Ltd which in turn owns all of the outstanding capital stock of Swiss Re Principal Investments Company Asia
Pte. Ltd.




(b)
Address of Principal Business Office, or if None, Residence:



Mythenquai 50/60
8022 Zurich
Switzerland




(c)
Citizenship:



Swiss Re Ltd is a Swiss corporation.

Swiss Reinsurance Company Ltd is a Swiss corporation.

Swiss Re Reinsurance Holding Company Ltd is a Swiss corporation.

Swiss Re Asia Holding Pte. Ltd is a Singapore based corporation.

Swiss Re Principal Investments Company Asia Pte. Ltd is a Singapore based corporation.




(d)
Title of Class of Securities:





Class A ordinary shares, par value of US$0.000005 per share (the ?Shares?).






CUSIP
No.  94132V105
SCHEDULE 13G
Page 8 of 14 Pages


(e)
CUSIP Number:





94132V105


ITEM 3.
IF THIS STATEMENT IS FILED PURSUANT TO ?240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:




(a)
[__]  Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)

(b)
[__]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)

(c)
[__]  Insurance company as defined in Section 3(a)(19) of the Act*
(15 U.S.C. 78c)

(d)
[__] Investment company registered under Section 8 of the Investment* Company Act of 1940 (15 U.S.C. 80a-8)

(e)
[__]  An investment adviser in accordance with ?240.13d-1(b)(1)(ii)(E)

(f)
[__] An employee benefit plan or endowment fund in accordance with* ?240.13d-1(b)(1)(ii)(F);

(g)
[__] A Parent holding company or control person in accordance with* ?240.13d-1(b)(1)(ii)(G);

(h)
[__] A savings associations as defined in Section 3(b) of the Federal* Deposit Insurance Act (12* U.S.C. 1813)

(i)
[__] A church plan that is excluded from the definition of an investment* company under section 3(c)(14) of the Investment Company Act of 1940*
(15 U.S.C. 80a-3)

(j)
[__]  A non-U.S. institution in accordance with ?240.13d-1(b)(1)(ii)(J);

(k)
[__]  Group, in accordance with ?240.13d-1(b)(1)(ii)(J).




Not applicable.


ITEM 4.
OWNERSHIP




As of December 31, 2021:


(a)
Amount beneficially owned:

Swiss Re Ltd - 206,362,384

Swiss Reinsurance Company Ltd - 206,362,384

Swiss Re Reinsurance Holding Company Ltd - 206,362,384

Swiss Re Asia Holding Pte. Ltd - 206,362,384

Swiss Re Principal Investments Company Asia Pte. Ltd -
206,362,384




(b)
Percent of class:

Swiss Re Ltd - 6.44%

Swiss Reinsurance Company Ltd - 6.44%

Swiss Re Reinsurance Holding Company Ltd - 6.44%


  CUSIP
No.  94132V105
SCHEDULE 13G
Page 9 of 14 Pages


Swiss Re Asia Holding Pte. Ltd - 6.44%

Swiss Re Principal Investments Company Asia Pte. Ltd -
6.44%




(c)
Number of shares as to which the Reporting Persons have:





(i)
Sole power to vote or to direct the vote:

Swiss Re Ltd - 0

Swiss Reinsurance Company Ltd - 0

Swiss Re Reinsurance Holding Company Ltd - 0

Swiss Re Asia Holding Pte. Ltd - 0

Swiss Re Principal Investments Company Asia Pte. Ltd -
0






(ii)
Shared power to vote or to direct the vote:

Swiss Re Ltd - 206,362,384

Swiss Reinsurance Company Ltd - 206,362,384

Swiss Re Reinsurance Holding Company Ltd - 206,362,384

Swiss Re Asia Holding Pte. Ltd - 206,362,384

Swiss Re Principal Investments Company Asia Pte. Ltd -
206,362,384






(iii)
Sole power to dispose or to direct the disposition of:

Swiss Re Ltd - 0

Swiss Reinsurance Company Ltd - 0

Swiss Re Reinsurance Holding Company Ltd - 0

Swiss Re Asia Holding Pte. Ltd - 0

Swiss Re Principal Investments Company Asia Pte. Ltd -
0






(iv)
Shared power to dispose or to direct the disposition of:

Swiss Re Ltd - 206,362,384

Swiss Reinsurance Company Ltd - 206,362,384

Swiss Re Reinsurance Holding Company Ltd - 206,362,384

Swiss Re Asia Holding Pte. Ltd - 206,362,384

Swiss Re Principal Investments Company Asia Pte. Ltd -
206,362,384
CUSIP
No.  94132V105
SCHEDULE 13G
Page 10 of 14 Pages



ITEM 5.
OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.



If this statement is being filed to report the fact that as of the* date hereof the reporting person has ceased to be the beneficial owner* of more than five percent of the class of securities, check the following ?.




 ITEM 6.
OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.



Not applicable.


ITEM 7.
IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.



Not applicable.


ITEM 8.
IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.



Not applicable.


ITEM 9.
NOTICE OF DISSOLUTION OF GROUP



Not applicable.


ITEM
10.
CERTIFICATIONS.



Not applicable.










?

CUSIP
No.  94132V105
SCHEDULE 13G
Page 11 of 14 Pages


SIGNATURE

       After reasonable inquiry and to the best of my knowledge and* belief, I certify that the information set forth in this statement* is true, complete and correct.


Dated:  January 28, 2022

SWISS RE LTD









By:
 /s/ Flavia Diethelm



Name:  Flavia Diethelm



Title:  Authorized Signatory






By:
 /s/ Sten E. D. Rasmussen



Name:  Sten E. D. Rasmussen



Title:   Authorized Signatory



Dated:  January 28, 2022

SWISS REINSURANCE COMPANY
LTD









By:
 /s/ Flavia Diethelm



Name:  Flavia Diethelm



Title:    Authorized Signatory






By:
 /s/ Sten E. D. Rasmussen



Name:    Sten E. D. Rasmussen



Title:    Authorized Signatory



Dated:  January 28, 2022

SWISS RE REINSURANCE HOLDING
COMPANY LTD









By:
 /s/ Donatella Fiala



Name:   Donatella Fiala



Title:  Authorized Signatory






By:
 /s/ Simon Meyer



Name:   Simon Meyer



Title:  Authorized Signatory




CUSIP
No.  94132V105
SCHEDULE 13G
Page 12 of 14 Pages


Dated:  January 28, 2022

SWISS RE ASIA HOLDING PTE. LTD









By:
 /s/ Sandhia Nair Thampuran



Name:  Sandhia Nair Thampuran



Title:    Company Secretary






By:
 /s/ Amit Mishra



Name:  Amit Mishra



Title:    Head Finance SRAL



Dated:  January 28, 2022

SWISS RE PRINCIPAL
INVESTMENTS COMPANY ASIA
PTE. LTD









By:
 /s/ Sandhia Nair Thampuran



Name:  Sandhia Nair Thampuran



Title:    Company Secretary






By:
 /s/ Lee Seng Chuen



Name:  Lee Seng Chuen



Title:    Authorized Signatory








?
CUSIP
No.  94132V105
SCHEDULE 13G
Page 13 of 14 Pages


Exhibit A
JOINT FILING AGREEMENT
      In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein,but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.
Dated:  January 28, 2022

SWISS RE LTD









By:
 /s/ Flavia Diethelm



Name:  Flavia Diethelm



Title:  Authorized Signatory






By:
 /s/ Sten E. D. Rasmussen



Name:  Sten E. D. Rasmussen



Title:   Authorized Signatory


Dated:  January 28, 2022

SWISS REINSURANCE COMPANY
LTD









By:
 /s/ Flavia Diethelm



Name:  Flavia Diethelm



Title:    Authorized Signatory






By:
 /s/ Sten E. D. Rasmussen



Name:    Sten E. D. Rasmussen



Title:    Authorized Signatory


Dated:  January 28, 2022

SWISS RE REINSURANCE HOLDING
COMPANY LTD









By:
 /s/ Donatella Fiala



Name:   Donatella Fiala



Title:  Authorized Signatory






By:
 /s/ Simon Meyer



Name:   Simon Meyer



Title:  Authorized Signatory

CUSIP
No.  94132V105
SCHEDULE 13G
Page 14 of 14 Pages

  Dated:  January 28, 2022

SWISS RE ASIA HOLDING PTE. LTD









By:
 /s/ Sandhia Nair Thampuran



Name:  Sandhia Nair Thampuran



Title:    Company Secretary






By:
 /s/ Amit Mishra



Name:  Amit Mishra



Title:    Head Finance SRAL



Dated:  January 28, 2022

SWISS RE PRINCIPAL
INVESTMENTS COMPANY ASIA
PTE. LTD









By:
 /s/ Sandhia Nair Thampuran



Name:  Sandhia Nair Thampuran



Title:    Company Secretary






By:
 /s/ Lee Seng Chuen



Name:  Lee Seng Chuen



Title:    Authorized Signatory